Exhibit 10.2

Form of Notice of Stock Option Grant to Non-Employee Directors under the Nonqualified Stock Option Plan

            , 20

[Name of Non-Employee Director] (Optionee)

[Address]

[Address]

Dear [Name of Non-Employee Director],

Pursuant to the attached Amended and Restated Nonqualified Stock Option Plan (the “Plan”) of Pemco Aviation Group, Inc. (the “Company”) as amended by the Compensation Committee of the Board of Directors (the “Board”) and the Company’s shareholders, effective             , 20    , you are hereby notified that you have been granted an option (the “Option”) under Section 7 of the Plan, Grants to Outside Directors) by the Compensation Committee of the Board. The terms of the Option include those of the Plan and the following:

1.	Grant of Option. The Company grants the Optionee the right and option to purchase from the Company all or any part of an aggregate of _____ shares of the Company’s $0.0001 par value Common Stock. The date of grant for this Option is ______, 20__.

2.	Price of Shares. During the term of this Option, the purchase price of the shares subject to this Option shall be ($ . ) which price is subject to adjustment as provided in the Plan.

3.	Reload Option. This Option is granted with a Reload Option as specified in Section 4 of the Plan.

4.	Term of Option. This Option and all rights granted thereby and pursuant to the Plan shall terminate on the earlier of , 20 or as provided by the Plan.

5.	Exercise of Option. The Option may be exercised as to 100% of the shares granted from and after the date of grant as specified in paragraph 1 above.

If at any time you determine that you would like to exercise this Option, in whole or in part, please refer to the provision of the Plan dealing with methods and formalities of exercise of your Option, to include the Company’s Section 16 Compliance Program.

(signature)